EXHIBIT 35.1
VW Credit, Inc. Annual Servicer Compliance Statement
Pursuant to Section 7.11 of the Transaction SUBI Servicing Supplement
And Item 1123 of Regulation AB

VOLKSWAGEN AUTO LEASE TRUST 2009-A

The undersigned, a duly authorized officer of VW Credit, Inc. (“VCI”), as Servicer under the Transaction SUBI Supplement 2009-A to Servicing Agreement dated as of May 12, 2009 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Transaction SUBI Servicing Supplement”), by and among VW Credit Leasing, Ltd., VCI, as Servicer, and U.S. Bank National Association, as SUBI Trustee, does hereby certify that:
1.	A review of the activities of the Servicer during the period from May 12, 2009 through December 31, 2009, and of its performance under the Transaction SUBI Servicing Supplement was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has, fulfilled all of its obligations under the Transaction SUBI Servicing Supplement in all material respects throughout such period.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this twenty-sixth day of March, 2010.

/s/ Andrew Stuart
Name:	Andrew Stuart
Title:	Executive Vice President & CFO